EXHIBIT 10.25

AMENDMENT No. 1

TO EMPLOYMENT AGREEMENT

This Amendment No. 1 to Employment Agreement (this "Amendment") is made this 2nd day of September, 2008, to be effective as of the date indicated below, by and between Glenn Fusfield ("Employee") and Steiner Leisure Limited, a Bahamas international business company (the "Company").

WITNESSETH:

WHEREAS, the Company and Employee entered into an Employment Agreement dated April 25, 2007 (the "Employment Agreement");

WHEREAS, it was determined by the Compensation Committee of the Board of Directors of the Company, as reflected in resolutions of that Committee on February 19, 2008 and May 20, 2008, that the Employment Agreement should be amended to change the performance measures for the Incentive Bonus (as defined in the Employment Agreement) under Sections 3(a)(ii)(A) and (C) so that references to "net income" in those two subsections be changed to "income from operations," as reflected below in this Amendment; and

WHEREAS, the Company and Employee desire to amend the Employment Agreement to reflect the foregoing.

NOW, THEREFORE, in consideration of the foregoing premises and mutual agreements hereinafter contained, the parties hereto agree as follows:

1. Compensation.

Section 3(a)(ii) of the Employment Agreement is hereby amended so that, as amended, it shall read as follows:

(ii) Incentive Bonus. Employee shall be eligible to receive a bonus (the "Incentive Bonus") as described in this Section 3(a)(ii). The Incentive Bonus shall consist of three components, as described below.

(A) The first component of the Incentive Bonus is as follows. In the event that for any Year during the Term, the Maritime Division of the Company shall have achieved ninety percent (90%) of the income from operations therefor as set out in a budget for that Year ("Budgeted Income from Operations") which budget (or a summary version thereof) shall have been approved for the purpose of the remuneration for that Year hereunder by the Compensation Committee of the Board (the "Committee"), then Employee shall be entitled to receive an amount equal to 0.20 times the Base Salary then in effect for the Year in question. In the event that, for any Year during the Term, ninety percent (90%) of Budgeted Income from Operations is exceeded for such Year, then, for each one percent (1%) increase over ninety percent (90%), up to one hundred percent (100%) of Budgeted Income from Operations for that Year, Employee shall be entitled to receive an additional amount equal to 0.020 times the Base Salary then in effect for the Year in question. In addition, for each percent that one hundred percent (100%) of Budgeted Income from Operations is exceeded for a Year in question, Employee shall be entitled to receive under this Section 3(a)(ii)(A) additional bonus payments equal to 0.016 times the Base Salary, up to a maximum Incentive Bonus under this section 3(a)(ii)(A) of 0.80 times Base Salary.

(B) The second component of the Incentive Bonus is as follows. In the event that for any Year during the Term, the Company shall have met ninety percent (90%) of the earnings per share for the Company as set out in a budget for that Year ("Budgeted EPS"), which budget or a summary version thereof shall have been approved for the purpose of the compensation payable for that Year hereunder by the Committee, then, Employee shall be entitled to receive an amount equal to 0.0375 times the Base Salary then in effect for the Year in question. In the event that, for any Year during the Term, the Company exceeds ninety percent (90%) of the Budgeted EPS for such Year, then, for each percent increase over ninety percent (90%), up to one hundred percent (100%) of Budgeted EPS for that Year, Employee shall be entitled to receive an additional amount equal to 0.00375 times the base salary then in effect for the Year in question. In addition, for each percent that one hundred percent (100%) of Budgeted EPS is exceeded for a Year in question, Employee shall be entitled to receive under this Section 3(a)(ii)(B), additional bonus payments equal to 0.003 times the Base Salary, up to a maximum Incentive Bonus under this Section 3(a)(ii)(B) of 0.15 times Base Salary.

(C) The third component of the Incentive Bonus is as follows. In the event that for any Year during the Term, the operations of the day spa at the Village of Merrick Park in Coral Gables, Florida, operated by the Company's Florida Luxury Spa Group, Inc. subsidiary (the "Spa"), shall have achieved ninety percent (90%) of the income from operations therefor as set out in a budget for that Year ("Budgeted Spa Income from Operations"), which budget or a summary version thereof shall have been approved for the purpose of the remuneration payable for that Year hereunder by the Committee, then, Employee shall be entitled to receive an amount equal to 0.0125 times the Base Salary then in effect for the Year in question. In the event that, for any Year during the Term, the Spa exceeds ninety percent (90%) of the Budgeted Spa Income from Operations for such Year, then, for each one percent (1%) increase over ninety percent (90%), up to one hundred percent (100%) of Budgeted Spa Income from Operations for that Year, Employee shall be entitled to receive an additional amount equal to 0.00125 times the base salary then in effect for the Year in question. In addition, for each percent that one hundred percent (100%) of Budgeted Spa Income from Operations is exceeded for a Year in question, Employee shall be entitled to receive under this Section 3(a)(ii)(C) additional bonus payments equal to .001 times the Base Salary, up to a maximum Incentive Bonus under this Section 3(a)(ii)(C) of 0.050 times Base Salary.

(D) Except as otherwise provided in Sections 5(a), 5(b), 5(d) and 5(e), below, Employee shall only be entitled to receive an Incentive Bonus with respect to a Year if Employee is employed by the Company under this Agreement at the close of business on December 31st of that Year.

2. Effective Date. The effective date of this Amendment shall be January 1, 2008 (excluding with respect to the Incentive Bonus payment for 2007, which was payable after that date).

3. No Other Amendment. Except as set forth in this Amendment, all provisions of the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 as of the day and year first above written.

Steiner Leisure Limited	Employee

By: /s/ Leonard I. Fluxman	By: /s/ Glenn Fusfield
Name: Leonard I. Fluxman	Name: Glenn Fusfield
Title: President and Chief Executive Officer